EXHIBIT 10.16

Director Fee Arrangements in 2017

Each director of MutualFirst Financial, Inc. (the “Company”) also is a director of MutualBank. In 2017, each non-employee director received an annual fee of $34,000 for serving on MutualBank’s Board of Directors as well as a Board meeting fee of $400 per Audit Committee meeting attended and $200 for all other committee meetings attended. In addition to this annual fee, Wilbur R. Davis received a $10,000 annual fee for serving as Chairman of the Board of Directors, Linn Crull received a $5,000 annual fee for serving as Chairman of the Audit Committee, Jerry McVicker received a $3,000 annual fee for serving as Chairman of the Compensation Committee and William Hughes received a $3,000 annual fee for serving as Chairman of the Wealth Management Committee. Directors are not compensated for their service on the Company’s Board of Directors.

MutualBank maintains deferred compensation arrangements with some directors that previously allowed them to defer all or a portion of their Board fees in order to receive income when they are no longer active directors. Previously deferred amounts earn interest at the rate of 10 percent per year.